MANAGEMENT'S REPORT
Gulf Power Company 1998 Annual Report

The management of Gulf Power Company has prepared -- and is responsible for -- the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

   The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

   The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

   The audit committee of the board of directors, composed of directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

   Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

   In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Gulf Power Company in conformity with generally accepted accounting principles.





/s/  Travis J. Bowden                   /s/ Arlan E. Scarbrough
Travis J. Bowden                        Arlan E. Scarbrough
President                               Chief Financial Officer
and Chief Executive Officer

February 10, 1999

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
To Gulf Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Gulf Power Company (a Maine corporation and a wholly owned subsidiary of Southern Company) as of December 31, 1998 and 1997, and the related statements of income, retained earnings, paid-in capital, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements (pages 12-28) referred to above present fairly, in all material respects, the financial position of Gulf Power Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.





/s/  Arthur Andersen LLP
Atlanta, Georgia
February 10, 1999

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
     CONDITION
Gulf Power Company 1998 Annual Report

RESULTS OF OPERATIONS

Earnings

Gulf Power Company's 1998 net income after dividends on preferred stock was $56.5 million, a decrease of $1.1 million from the previous year. The decrease in earnings was primarily a result of higher operating expenses in 1998 when compared to 1997.

   In 1997, earnings were $57.6 million, down $0.2 million when compared to 1996. The change was attributed to lower residential revenues due to milder-than-normal weather.


Revenues

Operating revenues increased in 1998 when compared to 1997 and decreased in 1997 when compared to 1996. The following table summarizes the factors impacting operating revenues for the past three years:

                                      Increase (Decrease)
                                        From Prior Year
                             ---------------------------------------
                                  1998         1997        1996
                             ------------ ------------ -------------
                                         (in thousands)
Retail --
   Sales growth                $15,021    $  4,005     $   7,123
   Weather                       6,656      (5,277)       (1,057)
   Regulatory cost
     recovery and other        (34,179)     (7,837)        5,649
---------------------------- ------------ ------------ -------------
Total retail                   (12,502)     (9,109)       11,715
---------------------------- ------------ ------------ -------------
Sales for resale--
   Non-affiliates               (1,804)        496         2,788
   Affiliates                   25,882      (1,002)         (857)
---------------------------- ------------ ------------ -------------
Total sales for resale          24,078        (506)        1,931
Other operating
   revenues                     13,086       1,106         1,642
---------------------------- ------------ ------------ -------------
Total operating
   revenues                    $24,662     $(8,509)      $15,288
============================ ============ ============ =============
Percent change                  3.9%           (1.3)%      2.5%
---------------------------- ------------ ------------ -------------

   Retail revenues of $509.1 million in 1998 decreased $12.5 million or 2.4 percent from the prior year due primarily to the recovery of lower fuel costs. The price per ton of coal, which is the Company's primary fuel source, was lower in 1998 as the costs related to prior year coal contract renegotiations were fully amortized and a major coal contract price was reduced. See Note 5 to the financial statements under "Fuel Commitments" for further information. Retail revenues for 1997 decreased $9.1 million or 1.7 percent when compared to 1996 due primarily to a decrease in residential revenues as a result of mild weather and recovery of lower purchased power capacity costs.

   The decrease in regulatory cost recovery and other retail revenues is primarily attributable to the recovery of decreased fuel costs as mentioned previously. Regulatory cost recovery and other includes recovery provisions for fuel expense and the energy component of purchased power costs; energy conservation costs; purchased power capacity costs; and environmental compliance costs. The recovery provisions generally equal the related expenses and have no material effect on net income. See Notes 1 and 3 to the financial statements under "Revenues and Regulatory Cost Recovery Clauses" and "Environmental Cost Recovery," respectively, for further information.

   Sales for resale were $104.5 million in 1998, an increase of $24.1 million or
29.9 percent over 1997 due to additional energy sales to affiliated companies, which is discussed below. Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. The capacity and energy components under these long-term contracts were as follows:

                             1998         1997          1996
                     ------------- ------------ -------------
                        (in thousands)
Capacity                  $22,503      $24,899       $25,400
Energy                     14,556       18,160        19,804
==================== ============= ============ =============
Total                     $37,059      $43,059       $45,204
==================== ============= ============ =============

   Declining capacity revenues reflect the decline in net plant investment related to these sales.

   Sales to affiliated companies vary from year to year depending on demand and the availability and cost of generating resources at each company. These sales have little impact on earnings.

   Other operating revenues increased in 1998 due primarily to adjustments to reflect differences between recoverable costs and the amounts actually reflected in current rates. See Notes 1 and 3 to the financial statements under "Revenues and Regulatory Cost Recovery Clauses" and "Environmental Cost Recovery," respectively, for further discussion.

Gulf Power Company 1998 Annual Report


   Kilowatt-hour sales for 1998 and the percent changes by year were as follows:

                         KWH              Percent Change
                     ------------- ------------------------------
                         1998        1998      1997       1996
                     ------------- ---------- --------- ---------
                       (millions)
Residential                 4,437      7.7%     (1.0)%    3.6%
Commercial                  3,112      7.4       3.2       3.7
Industrial                  1,834     (3.7)      5.3       0.7
Other                          19      4.7       1.6       2.7
                     -------------
Total retail                9,402      5.2       1.6       3.0
Sales for resale
   Non-affiliates           1,342    (12.4)     (0.2)      9.9
   Affiliates               1,758    107.3      19.5      (6.5)
                     -------------
Total                      12,502     10.5       2.5       3.3
==================== ============= =========== ======== =========

   In 1998, total retail energy sales increased due to higher temperatures when compared to the milder-than-normal temperatures in 1997 and due to increases in the number of residential and commercial customers. The decrease in industrial energy sales in 1998 when compared to 1997 primarily reflects the shut down of a major industrial customer's plant site and temporary production delays of other industrial customers. In 1997, residential energy sales declined as a result of the milder weather when compared with more normal weather in 1996. The increase in industrial energy sales was primarily the result of the Real-Time-Pricing program. The price structure of this program has encouraged participating industrial customers to lower their peak demand requirements and increase their purchases of energy during off-peak periods. See "Future Earnings Potential" for information on the Company's initiatives to remain competitive and to meet conservation goals set by the Florida Public Service Commission (FPSC).

   Decreases in energy sales for resale to non-affiliates of 12.4 percent in 1998 when compared to 1997 and 0.2 percent in 1997 when compared to 1996 are primarily related to unit power sales under long-term contracts to other Florida utilities and bulk power sales under short-term contracts to other non-affiliated utilities. Energy sales to affiliated companies vary from year to year as mentioned previously.

Expenses

Total operating expenses in 1998 increased $25.6 million or 4.8 percent from the amount recorded in 1997 due primarily to higher fuel, purchased power, and maintenance expenses, offset by lower other operation expenses. In 1997, total operating expenses decreased $3.9 million or 0.7 percent from 1996. The decrease was due to lower fuel, purchased power, and maintenance expenses, offset by higher other operation expenses and depreciation and amortization expenses.

   Fuel expenses in 1998 when compared to 1997 increased $16.6 million or 9.2 percent due to increased generation resulting from a higher demand for energy, while average fuel costs decreased as noted below. In 1997, fuel expenses decreased when compared to 1996 due to slightly lower fuel costs.

   Purchased power expenses increased in 1998 by $6.9 million or 18.8 percent above 1997 amounts due to an increased demand for energy. In 1997, purchased power expenses decreased $6.5 million or 14.9 percent from the amount recorded in 1996. This change was due primarily to a reduction in the cost of purchased power from affiliated companies.

   The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated were as follows:

                                          1998       1997       1996
                                      --------- ---------- ----------
Total generation
   (millions of kilowatt-hours)         11,986     10,435     10,214
Sources of generation
   (percent)
   Coal                                   98.0       99.6       99.5
   Oil and gas                             2.0        0.4        0.5
Average cost of fuel per net
   kilowatt-hour generated
   (cents)--                              1.69       1.99       2.02
------------------------------------- --------- ---------- ----------

   Other operation expenses decreased $7.3 million or 5.7 percent in 1998 due to a decrease in the amortization costs of prior year payments related to renegotiations of coal supply contracts. This decrease was partially offset by higher implementation costs of a new customer accounting system, increased costs related to the Year 2000 program, and an increase in the accrual to the accumulated provision for property damage. In 1997, other operation expenses increased $11.1 million or 9.6 percent from the 1996 level. This change was attributable to higher amortization costs of prior year payments related to renegotiations of coal supply contracts, implementation costs related to a new customer accounting system, and increased production and distribution costs

Gulf Power Company 1998 Annual Report

related to 1997 work force reduction programs. See Note 2 to the financial statements under "Workforce Reduction Programs" for further discussion.

   Maintenance expenses in 1998 rose by $9.3 million or 19.4 percent, as compared to 1997, due primarily to scheduled maintenance performed at Plant Crist and Plant Smith and increased transmission and distribution maintenance. In 1997, maintenance expenses decreased $3.1 million or 6.0 percent when compared to the prior year due to a decrease in scheduled maintenance of production facilities.

   Interest on long-term debt in 1998 decreased $2.0 million or 9.1 percent from 1997 due primarily to a decrease in interest expense on pollution control bonds refinanced in 1997 and two long-term bank notes that matured in 1998. This decrease was partially offset by an increase in interest due to two first mortgage bonds maturing in 1998 being replaced with senior notes at a slightly higher interest rate. In 1997, interest on long-term debt decreased $3.0 million or 12.1 percent from the prior year as a result of retirements and refinancings.

   Distributions on preferred securities increased $3.2 million in 1998. This increase was attributable to the issuance of $45 million of trust preferred securities in January 1998 to replace preferred stock. In 1997, distributions on preferred securities increased $2.8 million due to the issuance of $40 million of trust preferred securities in January 1997.

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its cost of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in utility plant with a long economic life. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations, such as long-term debt and preferred securities. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from energy sales growth to a potentially less regulated and more competitive environment.

   Gulf Power currently operates as a vertically integrated utility providing electricity to customers within its traditional service area located in northwest Florida. Prices for electricity provided by the Company to retail customers are set by the FPSC.

   Future earnings in the near term will depend upon growth in energy sales, which is subject to a number of factors. Traditionally, these factors have included weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the Company's service area. In the fourth quarter of 1998, the FPSC opened a docketed proceeding to consider whether the rate of return authorized for another investor-owned electric utility subject to the FPSC's jurisdiction continues to be reasonable under current market conditions. Although no official action has been taken by the FPSC at this time with regard to the authorized returns for Gulf Power or any of the other investor-owned electric utilities subject to the FPSC's jurisdiction, a similar investigation could be initiated by action of the FPSC or its staff at any time.

   The electric utility industry in the United States is currently undergoing a period of dramatic change as a result of regulatory and competitive factors. Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Company is positioning the business to meet the challenge of this major change in the traditional practice of selling electricity. The Energy Act allows independent power producers (IPPs) to access the Company's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for industrial and

Gulf Power Company 1998 Annual Report

commercial customers and sell energy generation to other utilities. The Company has and will continue to evaluate opportunities to partner and participate in profitable cogeneration projects. In 1998, partnering with one of the Company's largest industrial customers, construction was completed on 15 megawatts of Company-owned cogeneration on the customer's plant site. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers. The Company is aggressively working to maintain and expand its share of wholesale sales in the southeastern power markets.

   Although the Energy Act does not permit retail customer access, it was a major catalyst for the current restructuring and consolidation taking place within the utility industry. Numerous federal and state initiatives are in varying stages to promote wholesale and retail competition. Among other things, these initiatives allow customers to choose their electricity provider. As the initiatives materialize, the structure of the utility industry could radically change. Some states have approved initiatives that result in a separation of the ownership and/or operation of generating facilities from the ownership and/or operation of transmission and distribution facilities. While various restructuring and competition initiatives have been or are being discussed in Florida, none have been enacted to date. Enactment would require numerous issues to be resolved, including significant ones relating to transmission pricing and recovery of any stranded investments. The inability of the Company to recover its investments, including the regulatory assets described in Note 1 to the financial statements, could have a material adverse effect on the financial condition of the Company. The Company is attempting to minimize or reduce its cost exposure.

   Continuing to be a low-cost producer could provide opportunities to increase market share and profitability in markets that evolve with changing regulation. Conversely, unless the Company remains a low-cost producer and provides quality service, the Company's retail energy sales growth could be limited, and this could significantly erode earnings.

   In 1996, the FPSC approved a new optional Commercial/Industrial Service Rider
(CISR), which is applicable to the rate schedules for the Company's largest existing and potential customers who are able to show they have viable alternatives to purchasing the Company's energy services. The CISR, approved as a pilot program, provides the flexibility needed to enable the Company to offer its services in a more competitive manner to these customers. The publicity of the CISR ruling, increased competitive pressures, and general awareness of customer choice pilots and proposals across the country have stimulated interest on the part of customers in custom tailored offerings. The Company has participated in one-on-one discussions with many of these customers, and has negotiated and executed two Contract Service Agreements within the CISR pilot program.

   The FPSC will set new conservation goals and approve programs to accomplish the goals by year-end 1999. Conservation goals are set every five years for a ten-year period. The last conservation goals proceeding was in 1994 and established demand-side management programs and conservation goals for 1995 to 2004. In the previous and current goals proceedings, the emphasis remains on using price flexibility and competitive offerings of energy efficient products and services. The new goals will be for the 2000 to 2009 period.

   Compliance costs related to current and future environmental laws and regulations could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters." Also, Florida legislation adopted in 1993 that provides for recovery of prudent environmental compliance costs is discussed in Note 3 to the financial statements under "Environmental Cost Recovery."

   The Company is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

Gulf Power Company 1998 Annual Report

Exposure to Market Risks

Due to cost-based rate regulation, the Company has limited exposure to market volatility in interest rates and prices of electricity. To mitigate residual risks relative to movements in electricity prices, the Company enters into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market. Realized gains and losses are recognized in the income statements as incurred. At December 31, 1998, exposure from these activities was not material to the Company's financial position, results of operations, or cash flows. Also, based on the Company's overall interest rate exposure at December 31, 1998, a near-term 100 basis point change in interest rates would not materially affect the Company's financial statements.

New Accounting Standards

The FASB has issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which must be adopted by the year 2000. This statement establishes accounting and reporting standards for derivative instruments - including certain derivative instruments embedded in other contracts - and for hedging activities. Adoption of this statement is not expected to have a material impact on the Company's financial statements.

   In March 1998, the American Institute of Certified Public Accountants (AICPA) issued a new Statement of Position, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement requires capitalization of certain costs of internal-use software. The Company adopted this statement in January 1999, and it is not expected to have a material impact on the financial statements.

   In April 1998, the AICPA issued a new Statement of Position, Reporting on the Costs of Start-up Activities. This statement requires that the costs of start-up activities and organizational costs be expensed as incurred. Any of these costs previously capitalized by a company must be written off in the year of adoption. The Company adopted this statement in January 1999, and it is not expected to have a material impact on the financial statements.

   In December 1998, the Emerging Issues Task Force (EITF) of the FASB issued EITF No. 98-10, Accounting for Contracts Involved in Energy Trading and Risk Management Activities. The EITF requires that energy trading contracts must be marked to market through the income statement, with gains and losses reflected rather than revenues and purchased power. Energy trading contracts are defined as energy contracts entered into with the objective of generating profits on or from exposure to shifts or changes in market prices. The Company adopted the required accounting in January 1999, and it is not expected to have a material impact on the financial statements.

Year 2000

Year 2000 Challenge

In order to save storage space, computer programmers in the 1960s and 1970s shortened the year portion of date entries to just two digits. Computers assumed, in effect, that all years began with "19." This practice was widely adopted and hard-coded into computer chips and processors found in some equipment. This approach, intended to save processing time and storage space, was used until the mid-1990s. Unless corrected before the year 2000, affected software systems and devices containing a chip or microprocessor with date and time functions could incorrectly process dates or the systems may cease to function.

   The Company depends on complex computer systems for many aspects of its operations, which include generation, transmission, and distribution of electricity, as well as other business support activities. The Company's goal is to have critical devices or software that are required to maintain operations to be Year 2000 ready by June 1999. Year 2000 ready means that a system or application is determined suitable for continued use through the Year 2000 and beyond. Critical systems include, but are not limited to, turbine generator systems, control center computer systems, customer service systems, energy management systems, and telephone switches and equipment.

Year 2000 Program and Status

The Company's executive management recognizes the seriousness of the Year 2000 challenge and has dedicated what it believes to be adequate resources to address the issue. The Millennium Project is a team of employees, IBM consultants, and other contractors whose progress is reviewed on a monthly basis by a steering committee of Southern Company executives.

Gulf Power Company 1998 Annual Report


   The work was divided into two phases. Phase I began in 1996 and consisted of identifying and assessing corporate assets related to software systems and devices that contain a computer chip or clock. The first phase was completed in June 1997. Phase 2 consists of testing and remediating high priority systems and devices. Also, contingency planning is included in this phase. Completion of Phase 2 is targeted for June 1999. The Millennium Project will continue to monitor the affected computer systems, devices, and applications into the Year 2000.

   Southern Company has completed more than 70 percent of the activities contained in its work plan. The percentage of completion and projected completion dates by function are as follows:

------------------------ -----------------------------------------
                                        Work Plan
                         -----------------------------------------
                                                Remediation  Project
                         Inventory Assessment   Testing  Completion
------------------------ -------- ----------- ---------- ---------
Generation                 100%      100%          70%      6/99
------------------------ -------- ----------- ---------- ---------
Energy Management          100       100           90       6/99
------------------------ -------- ----------- ---------- ---------
Transmission and
   Distribution            100       100          100       1/99
------------------------ -------- ----------- ---------- ---------
Telecommunications         100       100           50       6/99
------------------------ -------- ----------- ---------- ---------
Corporate Applications     100       100           90       3/99
------------------------ -------- ----------- ---------- ---------

Year 2000 Costs

The Company's current projected total costs for Year 2000 readiness are approximately $4.8 million. These costs include labor necessary to identify, test, and renovate affected devices and systems. From its inception through December 31, 1998, the Year 2000 program costs, recognized as expense, amounted to $3.0 million, of which $2.5 million was recorded in 1998.

Year 2000 Risks

The Company is implementing a detailed process to minimize the possibility of service interruptions related to the Year 2000. The Company believes, based on current tests, that the system can provide customers with electricity. These tests increase confidence, but do not guarantee error-free operation. The Company is taking what it believes to be prudent steps to prepare for the Year 2000, and it expects any interruptions in service that may occur within the Company's service territory to be isolated and short in duration.

   The Company expects the risks associated with Year 2000 to be no more severe than the scenarios that its electric system is routinely prepared to handle. The most likely worst case scenario consists of the service loss of one of the largest generating units and/or the service loss of any single bulk transmission element in its service territory. The Company has followed a proven methodology for identifying and assessing software and devices containing potential Year 2000 challenges. Remediation and testing of those devices are in progress. Following risk assessment, the Company is preparing contingency plans as appropriate and is participating in North American Electric Reliability Council
- coordinated national drills during 1999.

   The Company is currently reviewing the Year 2000 readiness of material third parties that provide goods and services crucial to the Company's operations. Among such critical third parties are fuel, transportation, telecommunications, water, chemical, and other suppliers. Contingency plans based on the assessment of each third party's ability to continue supplying critical goods and services to the Company are being developed.

   There is a potential for some earnings erosion caused by reduced electrical demand by customers because of their own Year 2000 issues.

Year 2000 Contingency Plans

Because of experience with hurricanes and other storms, the Company is skilled at developing and using contingency plans in unusual circumstances. As part of Year 2000 business continuity and contingency planning, the Company is drawing on that experience to make risk assessments and is developing additional plans to deal specifically with situations that could arise relative to Year 2000 challenges. The Company is identifying critical operational locations, and key employees will be on duty at those locations during the Year 2000 transition. In September 1999, drills are scheduled to be conducted to test contingency plans. Because of the level of detail of the contingency planning process, management feels that the contingency plans will keep any service interruptions that may occur within the Company's service territory isolated and short in duration.

Gulf Power Company 1998 Annual Report

FINANCIAL CONDITION

Overview

The Company's financial condition continues to be very solid. During 1998, gross property additions were $69.7 million. Funds for the property additions were provided by internal sources. See the Statements of Cash Flows for further details.

Financing Activities

In 1998, the Company sold $45 million of trust preferred securities and $50 million of senior insured quarterly notes. Retirements, including maturities during 1998, totaled $45 million of first mortgage bonds, $9.5 million of preferred stock, and $8.3 million of long-term bank notes. The proceeds from the issuance of $45 million of trust preferred securities were used to repay short-term indebtedness that was used to redeem preferred stock tendered at the end of 1997 and to redeem additional preferred stock during 1998. This refinancing will result in savings of approximately $0.6 million annually. See the Statements of Cash Flows for further details.

   Composite financing rates for the years 1996 through 1998 as of year end were as follows:

                                      1998       1997      1996
                                    --------- --------- ---------
Composite interest rate on
   long-term debt                       6.1%      5.9%      6.1%
Composite rate on
   trust preferred securities           7.3%      7.6%      -
Composite preferred stock
   dividend rate                        5.1%      6.1%      6.4%
----------------------------------- --------- --------- ---------

   The composite interest rate on long-term debt increased in 1998 primarily as a result of the maturity of two low-cost first mortgage bond issues, which were replaced with long-term notes with a slightly higher interest rate. The decrease in the composite preferred stock dividend rate in 1998 was primarily due to the retirement of higher-cost preferred stock.

Capital Requirements for Construction

The Company's gross property additions, including those amounts related to environmental compliance, are budgeted at $434 million for the three years beginning in 1999 ($72 million in 1999, $100 million in 2000, and $262 million in 2001). Actual construction costs may vary from this estimate because of changes in such factors as: business conditions; environmental regulations; load projections; the cost and efficiency of construction labor, equipment, and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered. The Company has budgeted $263.6 million for the years 1999 through 2002 for the estimated cost of a 532 megawatt combined cycle gas unit to be located in the eastern portion of its service area. The unit is expected to have an in-service date of June 2002, subject to regulatory approval. The Company will continue its program to maintain and upgrade transmission and distribution facilities and generating plants.

Other Capital Requirements

In addition to the funds needed for the construction program, approximately $27 million will be required by the end of 2001 in connection with maturities of long-term debt. Also, the Company will continue to retire higher-cost debt and preferred securities and replace these securities with lower-cost capital as market conditions and terms of the instruments permit.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- significantly affected the Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating units of Southern Company. As a result of Southern Company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants will be affected.

   Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. Construction expenditures for Phase I compliance totaled approximately $300 million for Southern Company, including approximately $42 million for Gulf Power.

Gulf Power Company 1998 Annual Report


   For Phase II sulfur dioxide compliance, Southern Company could use emission allowances, increase fuel switching, and/or install flue gas desulfurization equipment at selected plants. Also, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired units as required to meet Phase II limits. Current compliance strategy for Phase II and ozone non-attainment could require total estimated construction expenditures for Southern Company of approximately $70 million, of which $16 million remains to be spent. Phase II compliance is not expected to have a material impact on Gulf Power.

   Following adoption of legislation in April of 1992 allowing electric utilities in Florida to seek FPSC approval of their Clean Air Act Compliance Plans, Gulf Power filed its petition for approval. The FPSC approved the Company's plan for Phase I compliance, deferring until a later date approval of its Phase II Plan.

   In 1993, the Florida Legislature adopted legislation that allows a utility to petition the FPSC for recovery of prudent environmental compliance costs that are not being recovered through base rates or any other recovery mechanism. The legislation is discussed in Note 3 to the financial statements under "Environmental Cost Recovery." Substantially all of the costs for the Clean Air Act and other new environmental legislation discussed below are expected to be recovered through the Environmental Cost Recovery Clause.

   In July 1997, the Environmental Protection Agency (EPA) revised the national ambient air quality standards for ozone and particulate matter. This revision makes the standards significantly more stringent. In September 1998, the EPA issued the final regional nitrogen oxide rules to the states for implementation. The states have one year to adopt and implement the new rules. The final rules affect 22 states including Alabama and Georgia. See Note 6 to the financial statements under "Joint Ownership Agreements" related to the Company's ownership interest in Georgia Power's Plant Scherer Unit No. 3. The EPA rules are being challenged in the courts by several states and industry groups. Implementation of the final state rules could require substantial further reductions in nitrogen oxide emissions from fossil-fired generating facilities and other industry in these states. Implementation of the standards could result in significant additional compliance costs and capital expenditures that cannot be determined until the results of legal challenges are known and the states have adopted their final rules.

   The EPA and state environmental regulatory agencies are reviewing and evaluating various other matters including: nitrogen oxide emission control strategies for ozone non-attainment areas; additional controls for hazardous air pollutant emissions; and hazardous waste disposal requirements. The impact of new standards will depend on the development and implementation of applicable regulations.

   Gulf Power must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur substantial costs to clean up properties. The Company conducts studies to determine the extent of any required cleanup costs and has recognized in the financial statements costs to clean up known sites. For additional information, see Note 3 to the financial statements under "Environmental Cost Recovery."

   Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of any such changes cannot be determined at this time.

   Compliance with possible additional legislation related to global climate change, electric and magnetic fields, and other environmental health concerns could significantly affect the Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electric and magnetic fields.

Sources of Capital

At December 31, 1998, the Company had approximately $1.0 million of cash and cash equivalents and $35.5 million of unused committed lines of credit with banks to meet its short-term cash needs. Refer to Statements of Cash Flows for

Gulf Power Company 1998 Annual Report


details related to the Company's financing activities. See Note 5 to the financial statements under "Bank Credit Arrangements" for additional information.

   The Company historically has relied on issuances of first mortgage bonds and preferred stock, in addition to pollution control revenue bonds issued for its benefit by public authorities, to meet its long-term external financing requirements. Recently, the Company's financings have consisted of unsecured debt and trust preferred securities. In this regard, the Company sought and obtained stockholder approval in 1997 to amend its corporate charter eliminating restrictions on the amounts of unsecured indebtedness it may incur.

   If the Company chooses to issue first mortgage bonds or preferred stock, it is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter. The Company's ability to satisfy all coverage requirements is such that it could issue new first mortgage bonds and preferred stock to provide sufficient funds for all anticipated requirements.


Cautionary Statement Regarding Forward-Looking Information

Gulf Power Company's 1998 Annual Report contains forward-looking and historical information. The Company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking information; accordingly, there can be no assurance that such indicated results will be realized. These factors include legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry; the extent and timing of the entry of additional competition in the Company's markets; potential business strategies--including acquisitions or dispositions of assets or internal restructuring--that may be pursued by the company; state and federal rate regulation; Year 2000 issues; changes in or application of environmental and other laws and regulations to which the Company is subject; political, legal and economic conditions and developments; financial market conditions and the results of financing efforts; changes in commodity prices and interest rates; weather and other natural phenomena; and other factors discussed in the reports--including Form 10-K--filed from time to time by the Company with the Securities and Exchange Commission.


STATEMENTS OF INCOME
For the Years Ended December 31, 1998, 1997, and 1996
Gulf Power Company 1998 Annual Report

---------------------------------------------------------------------------------------------------------------------------
                                                                                      1998            1997            1996
---------------------------------------------------------------------------------------------------------------------------
                                                                                                  (in thousands)
Operating Revenues:
Revenues                                                                       $   607,876     $   609,096     $   616,603
Revenues from affiliates                                                            42,642          16,760          17,762
---------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                           650,518         625,856         634,365
---------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation-
  Fuel                                                                             197,462         180,843         184,500
  Purchased power from non-affiliates                                               29,369          11,938           8,300
  Purchased power from affiliates                                                   14,445          24,955          35,076
  Other                                                                            119,011         126,266         115,154
Maintenance                                                                         57,286          47,988          51,050
Depreciation and amortization                                                       59,129          57,874          56,645
Taxes other than income taxes                                                       51,462          51,775          52,027
Federal and state income taxes (Note 8)                                             34,089          35,034          37,821
---------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                           562,253         536,673         540,573
---------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                    88,265          89,183          93,792
Other Income (Expense):
Interest income                                                                        931           1,203           1,921
Other, net                                                                          (2,339)           (992)         (1,678)
Income taxes applicable to other income                                              1,890           1,584             248
---------------------------------------------------------------------------------------------------------------------------
Income Before Interest Charges and Other                                            88,747          90,978          94,283
---------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                                          19,718          21,699          24,691
Other interest charges                                                               2,548           2,076           1,824
Interest on notes payable                                                            1,190             891           2,071
Amortization of debt discount, premium, and expense, net                             2,100           2,281           2,087
Distributions on preferred securities of subsidiary trust                            6,034           2,804               -
---------------------------------------------------------------------------------------------------------------------------
Interest charges and other, net                                                     31,590          29,751          30,673
---------------------------------------------------------------------------------------------------------------------------
Net Income                                                                          57,157          61,227          63,610
Dividends on Preferred Stock                                                           636           3,617           5,765
===========================================================================================================================
Net Income After Dividends on Preferred Stock                                  $    56,521     $    57,610     $    57,845
===========================================================================================================================
The accompanying notes are an integral part of these statements.




STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1998, 1997, and 1996
Gulf Power Company 1998 Annual Report

------------------------------------------------------------------------------------------------------------------------------------
                                                                                             1998            1997            1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           (in thousands)
Operating Activities:
Net income                                                                          $      57,157     $    61,227     $    63,610
Adjustments to reconcile net income to net
     cash provided by operating activities --
         Depreciation and amortization                                                     69,633          72,860          71,825
         Deferred income taxes                                                             (4,684)         (7,047)          2,157
         Accumulated provision for property damage                                          2,308           2,572           4,227
         Deferred costs of 1995 coal contract renegotiation                                     -           1,246          10,931
         Other, net                                                                         1,155           1,012           1,468
         Changes in certain current assets and liabilities --
            Receivables, net                                                               11,308            (692)            391
            Inventories                                                                    (4,308)         10,674          12,957
            Payables                                                                          823           1,398          (7,078)
            Taxes accrued                                                                  (7,960)          6,123            (441)
            Current costs of 1995 coal contract renegotiation                                 812          14,146          (5,099)
            Other                                                                         (11,323)          2,028           5,937
------------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                               114,921         165,547         160,885
------------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                                  (69,731)        (54,289)        (61,386)
Other                                                                                       5,990             509          (2,786)
------------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                                    (63,741)        (53,780)        (64,172)
------------------------------------------------------------------------------------------------------------------------------------
Financing Activities and Capital Contributions:
Proceeds:
     Preferred securities                                                                  45,000          40,000               -
     First mortgage bonds                                                                       -               -          55,000
     Pollution control bonds                                                                    -          40,930          33,275
     Capital contributions from parent                                                        522               -               -
     Other long-term debt                                                                  50,000          20,000          49,148
Retirements:
     Preferred stock                                                                       (9,455)        (75,911)              -
     First mortgage bonds                                                                 (45,000)        (25,000)        (50,930)
     Pollution control bonds                                                                    -         (40,930)        (33,275)
     Other long-term debt                                                                  (8,326)        (15,972)        (34,923)
Notes payable, net                                                                        (15,500)         22,000         (55,500)
Payment of preferred stock dividends                                                         (792)         (5,370)         (5,749)
Payment of common stock dividends                                                         (67,200)        (64,600)        (48,300)
Miscellaneous                                                                              (4,167)         (3,014)         (5,332)
------------------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                                    (54,918)       (107,867)        (96,586)
------------------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                                       (3,738)          3,900             127
Cash and Cash Equivalents at Beginning of Year                                              4,707             807             680
------------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                            $         969     $     4,707     $       807
====================================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for --
     Interest (net of amount capitalized)                                                 $28,044         $26,558         $26,050
     Income taxes                                                                         $38,782         $36,010         $25,858
------------------------------------------------------------------------------------------------------------------------------------
( ) Denotes use of cash.
The accompanying notes are an integral part of these statements.

                                                                    13

BALANCE SHEETS
At December 31, 1998 and 1997
Gulf Power Company 1998 Annual Report

--------------------------------------------------------------------------------------------------------------------------------
ASSETS                                                                                                1998                 1997
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                               (in thousands)

Utility Plant:
Plant in service (Notes 1 and 6)                                                             $   1,809,901        $   1,762,244
Less accumulated provision for depreciation                                                        784,111              737,767
 --------------------------------------------------------------------------------------------------------------------------------
                                                                                                 1,025,790            1,024,477
Construction work in progress                                                                       34,863               31,030
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                            1,060,653            1,055,507
--------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                                                         588                  622
--------------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                                                              969                4,707
Receivables-
  Customer accounts receivable                                                                      49,067               57,057
  Other accounts and notes receivable                                                                3,514                2,744
  Affiliated companies                                                                               3,442                7,329
  Accumulated provision for uncollectible accounts                                                    (996)                (796)
Fossil fuel stock, at average cost                                                                  24,213               19,296
Materials and supplies, at average cost (Note 1)                                                    28,025               28,634
Deferred coal contract costs (Note 5)                                                                    -                4,456
Regulatory clauses under recovery (Note 1)                                                           9,737                1,675
Prepayments                                                                                          5,690                2,171
Vacation pay deferred                                                                                4,035                4,057
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                              127,696              131,330
--------------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes (Note 8)                                                   25,308               26,586
Debt expense and loss, being amortized                                                              21,448               22,941
Prepaid pension costs (Note 2)                                                                      13,770               10,385
Deferred storm charges (Note 1)                                                                          -                  703
Miscellaneous                                                                                       18,438               17,538
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                               78,964               78,153
--------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                 $   1,267,901        $   1,265,612
================================================================================================================================
The accompanying notes are an integral part of these statements.



BALANCE SHEETS
At December 31, 1998 and 1997
Gulf Power Company 1998 Annual Report

--------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES                                                                        1998                 1997
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                               (in thousands)

Capitalization (See accompanying statements):
Common stock equity (Note 11)                                                                $     427,652        $     428,718
Preferred stock                                                                                      4,236               13,691
Company obligated mandatorily redeemable preferred securities of
   subsidiary trusts holding Company Junior Subordinated Notes (Note 9)                             85,000               40,000
Long-term debt                                                                                     317,341              296,993
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                              834,229              779,402
--------------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Long-term debt due within one year (Note 10)                                                        27,000               53,327
Notes payable                                                                                       31,500               47,000
Accounts payable-
  Affiliated companies                                                                              19,756               14,334
  Other                                                                                             23,697               20,205
Customer deposits                                                                                   12,560               13,778
Taxes accrued                                                                                        7,432                8,258
Interest accrued                                                                                     5,184                7,227
Regulatory clauses over recovery (Note 1)                                                            6,037                5,062
Vacation pay accrued                                                                                 4,035                4,057
Dividends declared                                                                                      54               10,210
Miscellaneous                                                                                        3,960                8,739
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                              141,215              192,197
--------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 8)                                                         166,118              166,302
Deferred credits related to income taxes (Note 8)                                                   52,465               56,935
Accumulated deferred investment tax credits                                                         29,632               31,552
Accumulated provision for postretirement benefits (Note 2)                                          23,534               20,491
Accumulated provision for property damage (Note 1)                                                   1,605                    -
Miscellaneous                                                                                       19,103               18,733
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                              292,457              294,013
--------------------------------------------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1, 2, 3, 4, 5, and 7)
Total Capitalization and Liabilities                                                         $   1,267,901        $   1,265,612
================================================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF CAPITALIZATION
At December 31, 1998 and 1997
Gulf Power Company 1998 Annual Report

 -----------------------------------------------------------------------------------------------------------------------------
                                                                              1998          1997        1998        1997
-----------------------------------------------------------------------------------------------------------------------------
                                                                                (in thousands)                  (percent of total)
Common Stock Equity:
Common stock, without par value --
     Authorized and outstanding --
         992,717 shares in 1998 and 1997                              $     38,060  $     38,060
Paid-in capital                                                            218,960       218,438
Premium on preferred stock                                                      12            12
Retained earnings (Note 11)                                                170,620       172,208
-----------------------------------------------------------------------------------------------------------------------------
Total common stock equity                                                  427,652       428,718        51.3 %      55.0 %
-----------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock:
$10 par value --
     Authorized -- 10,000,000 shares
     Outstanding -- 0 shares in 1998 and 377,989 shares in 1997
       $25 stated capital --
         6.72%                                                                   -         8,661
         Adjustable Rate                                                         -           789
$100 par value --
     Authorized -- 801,626 shares
     Outstanding -- 42,361 shares in 1998 and 42,411 shares in 1997
         4.64%                                                               1,250         1,255
         5.16%                                                               1,357         1,357
         5.44%                                                               1,629         1,629
-----------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $217,000)                              4,236        13,691         0.5         1.8
-----------------------------------------------------------------------------------------------------------------------------
Company Obligated Mandatorily
     Redeemable Preferred Securities (Note 9):
$25 Liquidation Value --
         7.00%                                                              45,000             -
         7.625%                                                             40,000        40,000
-----------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement--$6,200,000)                         85,000        40,000        10.2         5.1
-----------------------------------------------------------------------------------------------------------------------------



STATEMENTS OF CAPITALIZATION  (continued)
At December 31, 1998 and 1997
Gulf Power Company 1998 Annual Report

 -----------------------------------------------------------------------------------------------------------------------------
                                                                              1998          1997        1998        1997
-----------------------------------------------------------------------------------------------------------------------------
                                                                                (in thousands)                  (percent of total)
Long-term Debt:
First mortgage bonds --
     Maturity                           Interest Rates
         April 1, 1998                  5.55%                                    -        15,000
         July 1, 1998                   5.00%                                    -        30,000
         July 1, 2003                   6.125%                              30,000        30,000
         November 1, 2006               6.50%                               25,000        25,000
         January 1, 2026                6.875%                              30,000        30,000
-----------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                                  85,000       130,000
Pollution control revenue bonds--
     Collateralized:
     Maturity                           Interest Rates
         April 1, 2006                  5.25%                               12,075        12,075
         July 1, 2022                   Variable - 5.10% at 1/1/99          40,930        40,930
         April 1, 2023                  6.20%                               13,000        13,000
         June 1, 2023                   5.80%                               32,550        32,550
         November 1, 2023               5.70%                                7,875         7,875
         September 1, 2024              6.30%                               22,000        22,000
         September 1, 2024              Variable - 5.15% at 1/1/99          20,000        20,000
         February 1, 2026               5.50%                               21,200        21,200
-----------------------------------------------------------------------------------------------------------------------------
Total pollution control revenue bonds                                      169,630       169,630
Other long-term debt--
     Maturity                           Interest Rates
     Bank notes--
         February 1, 1998               5.2125%                                  -         5,754
         April 1, 1998                  6.44%                                    -         2,573
         November 20, 1999              Variable - 5.7163% at 1/1/99        13,500        13,500
         November 20, 1999              Variable - 5.7163% at 1/1/99        13,500        13,500
     Junior subordinated notes--
         June 30, 2037                  7.50%                               20,000        20,000
     Senior insured quarterly notes--
         June 30, 2038                  6.70%                               50,000             -
-----------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                                  97,000        55,327
Unamortized debt discount                                                   (7,289)       (4,637)
-----------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
     requirement -- $21,365,000)                                           344,341       350,320
Less amount due within one year (Note 10)                                   27,000        53,327
-----------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                        317,341       296,993        38.0        38.1
-----------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                  $    834,229  $    779,402       100.0 %     100.0 %
=============================================================================================================================
The accompanying notes are an integral part of these statements.






STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1998, 1997, and 1996
Gulf Power Company 1998 Annual Report

---------------------------------------------------------------------------------------------------------------------------
                                                                                      1998            1997            1996
---------------------------------------------------------------------------------------------------------------------------
                                                                                                   (in thousands)

Balance at Beginning of Year                                                   $   172,208     $   179,179     $   179,663
Net income after dividends on preferred stock                                       56,521          57,610          57,845
Dividends on common stock                                                          (57,200)        (64,600)        (58,300)
Preferred stock transactions, net                                                     (909)             19             (29)
============================================================================================================================
Balance at End of Year (Note 11)                                               $   170,620     $   172,208     $   179,179
===========================================================================================================================


STATEMENTS OF PAID-IN CAPITAL
For the Years Ended December 31, 1998, 1997, and 1996
Gulf Power Company 1998 Annual Report

---------------------------------------------------------------------------------------------------------------------------
                                                                                      1998            1997            1996
---------------------------------------------------------------------------------------------------------------------------
                                                                                                   (in thousands)

Balance at Beginning of Year                                                   $   218,438     $   218,438     $   218,438
Capital contributions from parent                                                      522               -               -
 ===========================================================================================================================
Balance at End of Year                                                         $   218,960     $   218,438     $   218,438
===========================================================================================================================
The accompanying notes are an integral part of these statements.




NOTES TO FINANCIAL STATEMENTS
Gulf Power Company 1998 Annual Report

1.  SUMMARY OF SIGNIFICANT ACCOUNTING
     POLICIES

General

Gulf Power Company is a wholly owned subsidiary of Southern Company, which is the parent company of five operating companies, a system service company, Southern Communications Services (Southern LINC), Southern Company Energy Solutions, Southern Energy, Inc. (Southern Energy), Southern Nuclear Operating Company (Southern Nuclear), and other direct and indirect subsidiaries. The operating companies (Alabama Power, Georgia Power, Gulf Power, Mississippi Power, and Savannah Electric) provide electric service in four southeastern states. Gulf Power Company provides electric service to the northwest panhandle of Florida. Contracts among the operating companies -- dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) and/or the Securities and Exchange Commission. The system service company provides, at cost, specialized services to Southern Company and subsidiary companies. Southern LINC provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Company Energy Solutions develops new business opportunities related to energy products and services. Worldwide, Southern Energy develops and manages electricity and other energy related projects, including domestic energy trading and marketing. Southern Nuclear provides services to Southern Company's nuclear power plants.

   Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The Company is also subject to regulation by the FERC and the Florida Public Service Commission
(FPSC). The Company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by the FPSC. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates, and the actual results may differ from those estimates.

   Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to the following:

                                              1998           1997
                                        ------------- ------------
                                             (in thousands)
Deferred income tax debits                 $25,308    $   26,586
Deferred loss on reacquired debt            18,883        20,494
Environmental remediation                    7,076         7,338
Current & deferred
   coal contract costs                           -         4,456
Vacation pay                                 4,035         4,057
Accumulated provision for
   property damage                          (1,605)            -
Deferred storm charges                           -           703
Regulatory clauses under (over)
   recovery, net                             3,700        (3,387)
Deferred income tax credits                (52,465)      (56,935)
Other, net                                    (480)         (629)
--------------------------------------- ------------- ------------
Total                                   $    4,452       $ 2,683
======================================= ============= ============

   In the event that a portion of the Company's operations is no longer subject to the provisions of Statement No. 71, the Company would be required to write off related net regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the Company would be required to determine any impairment to other assets, including plant, and write down the assets, if impaired, to their fair value.

Gulf Power Company 1998 Annual Report


Revenues and Regulatory Cost Recovery Clauses

The Company currently operates as a vertically integrated utility providing electricity to retail customers within its service area located in northwest Florida and to wholesale customers in the Southeast. Revenues, less affiliated transactions, by type of service were as follows:

                             1998         1997        1996
                          ----------- ----------- -------------
                                     (in thousands)
Retail                    $509,118    $521,620    $530,729
Wholesale                   61,893      63,697      63,201
Other operating             36,865      23,779      22,673
------------------------- ----------- ----------- -------------
Total                     $607,876    $609,096    $616,603
========================= =========== =========== =============

   The Company accrues revenues for service rendered but unbilled at the end of each fiscal period. The Company has a diversified base of customers and no single customer or industry comprises 10 percent or more of revenues. For all periods presented, uncollectible accounts averaged significantly less than 1 percent of revenues.

   Fuel costs are expensed as the fuel is used. The Company's electric rates include provisions to periodically adjust billings for fluctuations in fuel costs, the energy component of purchased power costs, and certain other costs. The Company also has similar cost recovery clauses for energy conservation costs, purchased power capacity costs, and environmental compliance costs. Revenues are adjusted monthly for differences between recoverable costs and amounts actually reflected in current rates.

Depreciation and Amortization

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
3.8 percent in 1998 and 3.6 percent in 1997 and 1996. The increase in 1998 is attributable to new depreciation rates, which were approved by the FPSC in 1998. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Also, the provision for depreciation expense includes an amount for the expected cost of removal of facilities.

Income Taxes

The Company uses the liability method of accounting for income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property. The Company is included in the consolidated federal income tax return of Southern Company.

Utility Plant

Utility plant is stated at original cost. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Cash and Cash Equivalents

Temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

The Company's financial instruments for which the carrying amount did not equal fair value at December 31 were as follows:

                                       Carrying          Fair
                                         Amount         Value
                                   ---------------------------
                                          (in thousands)
Long-term debt:
   At December 31, 1998                $344,341      $357,100
   At December 31, 1997                $350,320      $356,766
Capital trust preferred
securities:
   At December 31, 1998                 $85,000       $89,400
   At December 31, 1997                 $40,000       $40,800
---------------------------------- ------------- -------------

   The fair values for long-term debt and preferred securities were based on either closing market prices or closing prices of comparable instruments.

Gulf Power Company 1998 Annual Report

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Provision for Injuries and Damages

The Company is subject to claims and suits arising in the ordinary course of business. As permitted by regulatory authorities, the Company provides for the uninsured costs of injuries and damages by charges to income amounting to $1.2 million annually. The expense of settling claims is charged to the provision to the extent available. The accumulated provision of $1.3 million and $1.4 million at December 31, 1998 and 1997, respectively, is included in miscellaneous current liabilities in the accompanying Balance Sheets.

Provision for Property Damage

The Company provides for the cost of repairing damages from major storms and other uninsured property damages. This includes the full cost of storm and other damages to its transmission and distribution lines and the cost of uninsured damages to its generation and other property. The expense of such damages is charged to the provision account. At December 31, 1998, the accumulated provision for property damage was $1.6 million. In 1995, the FPSC approved the Company's request to increase the amount of its annual accrual to the accumulated provision for property damage account from $1.2 million to $3.5 million and approved a target level for the accumulated provision account between $25.1 and $36.0 million. The FPSC has also given the Company the flexibility to increase its annual accrual amount above $3.5 million, when the Company believes it is in a position to do so, until the account balance reaches $12 million. The Company accrued $6.5 million in 1998 and $3.9 million in 1997 to the accumulated provision for property damage. Charges to the provision account during 1998 totaled $4.2 million, which included $3.4 million related to Hurricane Georges.

2.  RETIREMENT BENEFITS

The Company has a defined benefit, trusteed, non-contributory pension plan that covers substantially all regular employees. The Company provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. Trusts are funded to the extent deductible under federal income tax regulations or to the extent required by the Company's regulatory commissions. In 1998, the Company adopted FASB Statement No. 132, Employers' Disclosure about Pensions and Other Postretirement Benefits. The measurement date is September 30 for each year.

Pension Plan

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                            Projected
                                       Benefit Obligations
                                    ---------------------------
                                        1998          1997
----------------------------------- ------------- -------------
                                          (in thousands)
Balance at beginning of year           $130,794      $123,467
Service cost                              4,107         3,897
Interest cost                             9,572         9,301
Benefits paid                            (6,663)       (4,852)
Actuarial loss (gain) and
      employee transfers                  5,202        (1,019)
----------------------------------- ------------- -------------
Balance at end of year                 $143,012       $130,794
=================================== ============= =============

                                           Plan Assets
                                    ---------------------------
                                        1998          1997
----------------------------------- ------------- -------------
                                          (in thousands)
Balance at beginning of year           $222,196      $191,152
Actual return on plan assets              1,310        35,886
Benefits paid                            (6,663)       (4,852)
Employee transfers                       (3,909)           10
----------------------------------- ------------- -------------
Balance at end of year                 $212,934      $222,196
=================================== ============= =============

Gulf Power Company 1998 Annual Report


   The accrued pension costs recognized in the Balance Sheet were as follows:

                                         1998         1997
------------------------------------ ------------- ------------
                                          (in thousands)
Funded status                           $69,922   $   91,402
Unrecognized transition
     obligation                          (5,043)      (5,764)
Unrecognized prior
    service cost                          4,869        5,244
Unrecognized net gain                   (55,978)     (80,497)
------------------------------------ ------------ -------------
Prepaid asset recognized
      in the Balance Sheets             $13,770      $10,385
==================================== ============ =============

    Components of the plan's net periodic cost were as follows:

                               1998         1997         1996
-------------------------- ------------ ------------- -----------
Service cost                 $4,107      $  3,897     $  3,880
Interest cost                 9,572         9,301        9,129
Expected return on
  plan assets               (14,827)      (13,675)     (13,410)
Recognized net gain          (1,891)       (1,656)      (1,248)
Net amortization               (347)         (347)        (443)
-------------------------- ------------ ------------- -----------
Net pension income          $(3,386)      $(2,480)    $ (2,092)
========================== ============ ============= ===========

   The weighted average rates assumed in the actuarial calculations for both the pension plan and postretirement benefits were:

                                       1998       1997
-------------------------------- ------------ ------------
Discount                               6.75%      7.50%
Annual salary increase                 4.25%      5.00%
Long-term return on plan
assets                                 8.50%      8.50%
-------------------------------- ------------ ------------




Postretirement Benefits

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                            Projected
                                        Benefit Obligations
                                    ---------------------------
                                        1998          1997
----------------------------------- ------------- -------------
                                          (in thousands)
Balance at beginning of year            $39,669       $33,656
Service cost                                946           896
Interest cost                             3,123         2,845
Benefits paid                            (1,068)       (1,077)
Actuarial loss and employee
      transfers                           3,614         3,349
Amendments                                3,019             -
----------------------------------- ------------- -------------
Balance at end of year                  $49,303       $39,669
=================================== ============= =============


                                           Plan Assets
                                    ---------------------------
                                        1998          1997
----------------------------------- ------------- -------------
                                          (in thousands)
Balance at beginning of year           $9,455        $7,996
Actual return on plan assets               54         1,407
Employer contributions                  1,162         1,129
Benefits paid                          (1,068)       (1,077)
----------------------------------- ------------- -------------
Balance at end of year                 $9,603        $9,455
=================================== ============= =============

    The accrued postretirement costs recognized in the Balance Sheet were as follows:

                                       1998           1997
---------------------------------- -------------- -------------
                                         (in thousands)
Funded status                       $  (39,700)      $(30,214)
Unrecognized transition
      obligation                         5,079          5,435
Unrecognized prior
      service cost                       2,900              -
Unrecognized net loss                    8,187          4,288
---------------------------------- -------------- -------------
Accrued liability recognized
      in the Balance Sheets           $(23,534)      $(20,491)
================================== ============== =============

Gulf Power Company 1998 Annual Report

      Components of the plan's net periodic cost were as follows:

                                    1998      1997      1996
------------------------------- ----------- --------- ---------
Service cost                     $    946     $  896    $  939

Interest cost                       3,123      2,845     2,330
Expected return on
      plan assets                    (717)      (641)     (565)
Transition obligation                 356        356       356
Prior service cost                    119         -          -
Recognized net loss                   128        184        86
------------------------------- ----------- --------- ---------
Net postretirement cost          $  3,955     $3,640    $3,146
=============================== =========== ========= =========

      An additional assumption used in measuring the accumulated postretirement benefit obligations was a weighted average medical care cost trend rate of 8.30 percent for 1998, decreasing gradually to 4.75 percent through the year 2005, and remaining at that level thereafter. An annual increase or decrease in the assumed medical care cost trend rate of 1 percent would affect the accumulated benefit obligation and the service and interest cost components at December 31, 1998 as follows (in thousands):

                                     1 Percent     1 Percent
                                      Increase      Decrease
----------------------------------- ------------- -------------
Benefit obligation                     $3,808         $(3,218)
Service and interest costs               $319           $(261)
=================================== ============= =============


Work Force Reduction Programs

The Company recorded costs related to work force reduction programs of $2.8 million in 1998, $1.4 million in 1997, and $1.2 million in 1996. The Company has also incurred its pro rata share for the costs of affiliated companies' programs. The costs related to these programs were $0.2 million for 1998, $1.3 million for 1997, and $2.1 million for 1996. The Company has expensed all costs related to these work force reduction programs.

3.  LITIGATION AND REGULATORY MATTERS

FERC Review of Equity Returns

On September 21, 1998, the FERC entered separate orders affirming the outcome of the administrative law judge's opinions in two proceedings in which the return on common equity component of formula rates contained in substantially all of the Company's wholesale power contracts was being challenged as unreasonably high. These orders resulted in no change in the wholesale power contracts that were the subject of such proceedings. The FERC also dismissed a complaint filed by three customers under long-term power sales agreements seeking to lower the equity return component in such agreements. These customers have filed applications for rehearing regarding each FERC order. In response to a requirement of the September 1998 FERC order, Southern Company filed a new equity return component on the long-term power sales contracts, to be effective January 5, 1999. The proposed equity return was lowered from 13.75 percent to
12.50 percent. The estimated impact on the Company's revenues at a 12.50% equity return would be approximately $0.8 million annually. The FERC placed the new rates into effect subject to refund. Also, this filing was consolidated with the new proceeding discussed below.

   On December 28, 1998, the FERC staff filed a motion asking the FERC to initiate a new proceeding regarding the equity return and other issues involving the Company's formula rate contracts. The motion was submitted pursuant to review procedures applicable to these contracts, and would be applicable to billings under such contracts on and after January 1, 1999.

Environmental Cost Recovery

In April 1993, the Florida Legislature adopted legislation for an Environmental Cost Recovery Clause (ECRC), which allows a utility to petition the FPSC for recovery of all prudent environmental compliance costs that are not being recovered through base rates or any other recovery mechanism. Such environmental costs include operation and maintenance expense, emission allowance expense, depreciation, and a return on invested capital.

   In January 1994, the FPSC approved the Company's initial petition under the ECRC for recovery of environmental costs. Initially, recovery under the ECRC was determined semi-annually. The FPSC approved annual recovery periods beginning with the October 1996 through September 1997 period. As of January 1999, the annual recovery period will be on a calendar-year basis as approved by the FPSC in May 1998. Recovery includes a true-up of the prior period and a projection of the ensuing period. During 1998 and 1997, the Company recorded ECRC revenues of $15.1 million and $10.2 million, respectively.

Gulf Power Company 1998 Annual Report

   At December 31, 1998, the Company's liability for the estimated costs of environmental remediation projects for known sites was $7.1 million. These estimated costs are expected to be expended from 1999 through 2005. These projects have been approved by the FPSC for recovery through the ECRC discussed above. Therefore, the Company recorded $1.7 million in current assets and current liabilities and $5.4 million in deferred assets and liabilities representing the future recoverability of these costs.

4.  CONSTRUCTION PROGRAM

The Company is engaged in a continuous construction program, the cost of which is currently estimated to total $72 million in 1999, $100 million in 2000, and $262 million in 2001. The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing costs of labor, equipment, and materials; and cost of capital. At December 31, 1998, significant purchase commitments were outstanding in connection with the construction program. The Company has budgeted $263.6 million for the years 1999 through 2002 for the estimated cost of a 532 megawatt combined cycle gas unit to be located in the eastern portion of its service area. The unit is expected to have an in-service date of June 2002, subject to regulatory approval. The Company will continue its construction program related to transmission and distribution facilities and the upgrading and extension of the useful lives of generating plants.

   See Management's Discussion and Analysis under "Environmental Matters" for information on the impact of the Clean Air Act Amendments of 1990 and other environmental matters.


5.  FINANCING AND COMMITMENTS

General

Current projections indicate that funds required for construction and other purposes, including compliance with environmental regulations, will be derived from operations; the sale of additional first mortgage bonds, long-term unsecured debt, pollution control bonds, and preferred securities; bank notes; and capital contributions from Southern Company. In addition, the Company may issue additional long-term debt and preferred securities primarily for debt maturities and redemptions of higher-cost securities.

Bank Credit Arrangements

At December 31, 1998, the Company had $41.5 million of lines of credit with banks subject to renewal June 1 of each year, of which $35.5 million remained unused. In addition, the Company has two unused committed lines of credit totaling $61.9 million that were established for liquidity support of its variable rate pollution control bonds. In connection with these credit lines, the Company has agreed to pay commitment fees and/or to maintain compensating balances with the banks. The compensating balances, which represent substantially all of the cash of the Company except for daily working funds and like items, are not legally restricted from withdrawal. In addition, the Company has bid-loan facilities with thirteen major money center banks that total $205 million, of which $25.5 million was committed at December 31, 1998.

Assets Subject to Lien

The Company's mortgage, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all of the Company's fixed property and franchises.

Gulf Power Company 1998 Annual Report


Fuel Commitments

To supply a portion of the fuel requirements of its generating plants, the Company has entered into long-term commitments for the procurement of fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. Total estimated long-term obligations at December 31, 1998, including the Company's portion relating to jointly owned facilities, were as follows:

   Year                                           Fuel
   ---------                                 ----------------
                                              (in millions)
   1999                                                 $132
   2000                                                   88
   2001                                                   79
   2002                                                   78
   2003                                                   83
   2004 - 2008                                           359
   ----------------------------------------------------------
   Total commitments                                    $819
   ==========================================================

   In 1988, the Company made an advance payment of $60 million to a coal supplier under an arrangement to lower the cost of future coal purchased under an existing contract. This payment was fully amortized to expense on a per ton basis as of March 1998.

   In December 1995, the Company made another payment of $22 million to the same coal supplier under an arrangement to lower the cost of future coal and/or to suspend the purchase of coal under an existing contract for 25 months. This payment was fully amortized to expense on a per ton basis as of March 1998.

   The amortization expense of these contract renegotiations was recovered through the fuel cost recovery clause discussed under "Revenues and Regulatory Cost Recovery Clauses" in Note 1.

Lease Agreements

In 1989, the Company and Mississippi Power jointly entered into a twenty-two year operating lease agreement for the use of 495 aluminum railcars. In 1994, a second lease agreement for the use of 250 additional aluminum railcars was entered into for twenty-two years. Both of these leases are for the transportation of coal to Plant Daniel. At the end of each lease term, the Company has the option to renew the lease. In 1997, three additional lease agreements for 120 cars each were entered into for three years, with a monthly renewal option for up to an additional nine months.

   The Company, as a joint owner of Plant Daniel, is responsible for one half of the lease costs. The lease costs are charged to fuel inventory and are allocated to fuel expense as the fuel is used. The Company's share of the lease costs charged to fuel inventories was $2.8 million in 1998, and $2.3 million in 1997. The annual amounts for 1999 through 2003 are expected to be $2.8 million, $2.1 million, $1.7 million, $1.7 million, and $1.7 million respectively, and after 2003 are expected to total $16.1 million.

6.  JOINT OWNERSHIP AGREEMENTS

The Company and Mississippi Power jointly own Plant Daniel, a steam-electric generating plant located in Jackson County, Mississippi. In accordance with an operating agreement, Mississippi Power acts as the Company's agent with respect to the construction, operation, and maintenance of the plant.

   The Company and Georgia Power jointly own Plant Scherer Unit No. 3. Plant Scherer is a steam-electric generating plant located near Forsyth, Georgia. In accordance with an operating agreement, Georgia Power acts as the Company's agent with respect to the construction, operation, and maintenance of the unit.

   The Company's pro rata share of expenses related to both plants is included in the corresponding operating expense accounts in the Statements of Income.

Gulf Power Company 1998 Annual Report

   At December 31, 1998, the Company's percentage ownership and its investment in these jointly owned facilities were as follows:

                                     Plant Scherer      Plant
                                       Unit No. 3       Daniel
                                      (coal-fired)   (coal-fired)
                                     --------------- -------------
                                            (in thousands)
Plant In Service                        $185,497(1)    $224,907
Accumulated Depreciation                 $62,255       $113,327
Construction Work in Progress               $615         $8,686

Nameplate Capacity (2)
   (megawatts)                               205            500
Ownership                                     25%            50%
------------------------------------ --------------- -------------

(1)  Includes net plant acquisition adjustment.
(2)  Total megawatt nameplate capacity:
       Plant Scherer Unit No. 3:  818
       Plant Daniel:  1,000

7.  LONG-TERM POWER SALES AGREEMENTS

The Company and the other operating affiliates have long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. The unit power sales agreements are firm and pertain to capacity related to specific generating units. Because the energy is generally sold at cost under these agreements, profitability is primarily affected by revenues from capacity sales. The capacity revenues from these sales were $22.5 million in 1998, $24.9 million in 1997, and $25.4 million in 1996. See Note 3 to the financial statements under "FERC Review of Equity Returns."

   Unit power from specific generating plants of Southern Company is currently being sold to Florida Power Corporation (FPC), Florida Power & Light Company (FP&L), Jacksonville Electric Authority (JEA), and the City of Tallahassee, Florida. Under these agreements, 214 megawatts of net dependable capacity were sold by the Company during 1998, and sales will remain at that level until the expiration of the contracts in 2010, unless reduced by FPC, FP&L, and JEA after 2002.

   Capacity and energy sales to FP&L, the Company's largest single customer, provided revenues of $22.3 million in 1998, $25.4 million in 1997, and $27.2 million in 1996, or 3.4 percent, 4.1 percent, and 4.3 percent of operating revenues, respectively.

8.  INCOME TAXES

At December 31, 1998, the tax-related regulatory assets to be recovered from customers were $25.3 million. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. At December 31, 1998, the tax-related regulatory liabilities to be credited to customers were $52.5 million. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

   Details of the federal and state income tax provisions are as follows:

                                        1998       1997       1996
                                ------------- ---------- -----------
                                          (in thousands)
Total provision for income taxes:
Federal--
   Currently payable               $31,746      $34,522    $31,022
   Deferred--current year           18,485       19,297     26,072
            --reversal of
                prior years        (22,952)     (25,778)   (24,780)
------------------------------- ----------- ------------ -----------
                                    27,279       28,041     32,314
------------------------------- ----------- ------------ -----------
State--
   Currently payable                 5,137        5,975      4,394
   Deferred--current year            2,745        2,868      3,904
            --reversal of
                prior years         (2,962)      (3,434)    (3,039)
------------------------------- ----------- ------------ -----------
                                     4,920        5,409      5,259
------------------------------- ----------- ------------ -----------
Total                               32,199       33,450     37,573
Less income taxes
   credited to other income         (1,890)      (1,584)      (248)
------------------------------- ----------- ------------ -----------
Total income taxes charged
   to operations                   $34,089      $35,034    $37,821
=============================== =========== ============ ===========

Gulf Power Company 1998 Annual Report

   The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                                    1998        1997
                                           -------------- -----------
                                                (in thousands)
Deferred tax liabilities:
   Accelerated depreciation                     $155,833    $156,328
   Property basis differences                     20,330      19,220
   Other                                          17,645      14,242
------------------------------------------ -------------- -----------
Total                                            193,808     189,790
------------------------------------------ -------------- -----------
Deferred tax assets:
   Federal effect of state deferred taxes          9,509       9,268
   Postretirement benefits                         7,644       6,976
   Other                                          10,702      10,861
------------------------------------------ -------------- -----------
Total                                             27,855      27,105
------------------------------------------ -------------- -----------
Net deferred tax liabilities                     165,953     162,685
Less current portion, net                           (165)     (3,617)
========================================== ============== ===========
Accumulated deferred income
   taxes in the Balance Sheets                 $166,118     $166,302
========================================== ============== ===========

   Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation and amortization in the Statements of Income. Credits amortized in this manner amounted to $1.9 million in 1998, $2.2 million in 1997, and $2.3 million in 1996. At December 31, 1998, all investment tax credits available to reduce federal income taxes payable had been utilized.

   A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                      1998      1997     1996
                                    --------- -------- ---------
Federal statutory rate                   35%      35%      35%
State income tax,
   net of federal deduction              4         4        4
Non-deductible book
   depreciation                          1         1        1
Difference in prior years'
   deferred and current tax rate        (2)       (1)      (1)
Other, net                              (2)       (4)      (2)
=================================== ========= ======== =========
Effective income tax rate               36%       35%      37%
=================================== ========= ======== =========

   The Company and the other subsidiaries of Southern Company file a consolidated federal tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Tax benefits from losses of the parent company are allocated to each subsidiary based on the ratio of taxable income to total consolidated taxable income.

9.  COMPANY OBLIGATED MANDATORILY
     REDEEMABLE PREFERRED SECURITIES

In January 1997, Gulf Power Capital Trust I (Trust I), of which the Company owns all of the common securities, issued $40 million of 7.625 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust I are $41 million aggregate principal amount of the Company's 7.625 percent junior subordinated notes due December 31, 2036.

   In January 1998, Gulf Power Capital Trust II (Trust II), of which the Company owns all of the common securities, issued $45 million of 7.0 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust II are $46 million aggregate principal amount of the Company's 7.0 percent junior subordinated notes due December 31, 2037.

   The Company considers that the mechanisms and obligations relating to the preferred securities, taken together, constitute a full and unconditional guarantee by the Company of payment obligations with respect to the preferred securities of Trust I and Trust II. Trust I and Trust II are subsidiaries of the Company, and accordingly are consolidated in the Company's financial statements.

10.  SECURITIES DUE WITHIN ONE YEAR

A summary of the improvement fund requirement and scheduled maturities and redemptions of long-term debt due within one year at December 31 is as follows:

                                                1998        1997
                                           ---------- -----------
                                                 (in thousands)
Bond improvement fund requirement          $     850  $    1,300
Less portion to be satisfied by
       certifying property additions             850       1,300
------------------------------------------ ---------- -----------
Cash requirement                                   -           -
Maturities of first mortgage bonds                 -      45,000
Current portion of other long-term
   debt                                       27,000       8,327
------------------------------------------ ---------- -----------
Total                                        $27,000     $53,327
========================================== ========== ===========

   The first mortgage bond improvement fund requirement amounts to 1 percent of each outstanding series of bonds authenticated under the indenture prior to

Gulf Power Company 1998 Annual Report


January 1 of each year, other than those issued to collateralize pollution control revenue bond obligations. The requirement may be satisfied by depositing cash, reacquiring bonds, or by pledging additional property equal to 1 and 2/3 times the requirement.

11.  COMMON STOCK DIVIDEND
      RESTRICTIONS

The Company's first mortgage bond indenture contains various common stock dividend restrictions which remain in effect as long as the bonds are outstanding. At December 31, 1998, retained earnings of $127 million were restricted against the payment of cash dividends on common stock under the terms of the mortgage indenture.

12.  QUARTERLY FINANCIAL DATA (Unaudited)

Summarized quarterly financial data for 1998 and 1997 are as follows:

                                                         Net Income
                                                    After Dividends
                         Operating     Operating       on Preferred
Quarter Ended             Revenues        Income              Stock
--------------------- ------------- ------------- ------------------
                                     (in thousands)
March 1998                $140,950       $15,237          $   6,853
June 1998                  177,130        23,742             13,364
September 1998             199,377        34,070             26,989
December 1998              133,061        15,216              9,315

March 1997                $141,374       $20,212            $10,740
June  1997                 145,292        19,153             10,386
September 1997             193,710        34,750             27,484
December 1997              145,480        15,068              9,000
--------------------- ------------- ------------- ------------------

   The Company's business is influenced by seasonal weather conditions and the timing of rate changes, among other factors.


SELECTED FINANCIAL AND OPERATING DATA
Gulf Power Company 1998 Annual Report


--------------------------------------------------------------------------------------------------------------
                                                                      1998            1997            1996
--------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                 $650,518        $625,856        $634,365
Net Income after Dividends
     on Preferred Stock (in thousands)                             $56,521         $57,610         $57,845
Dividends on Common Stock (in thousands)                           $57,200         $64,600         $58,300
Return on Average Common Equity (percent)                            13.20           13.33           13.27
Total Assets (in thousands)                                     $1,267,901      $1,265,612      $1,308,366
Gross Property Additions (in thousands)                            $69,731         $54,289         $61,386
--------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                               $427,652        $428,718        $435,758
Preferred stock                                                      4,236          13,691          65,102
Preferred stock subject to mandatory redemption                          -               -               -
Trust preferred securities                                          85,000          40,000               -
Long-term debt                                                     317,341         296,993         331,880
--------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                     $834,229        $779,402        $832,740
--------------------------------------------------------------------------------------------------------------
Capitalization Ratios (percent):
Common stock equity                                                   51.3            55.0            52.3
Preferred stock                                                        0.5             1.8             7.8
Trust preferred securities                                            10.2             5.1               -
Long-term debt                                                        38.0            38.1            39.9
--------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                        100.0           100.0           100.0
==============================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                   -               -          55,000
Retired                                                             45,000          25,000          50,930
Preferred Stock (in thousands):
Issued                                                                   -               -               -
Retired                                                              9,455          75,911               -
--------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                            A1              A1              A1
     Standard and Poor's                                               AA-             AA-              A+
     Duff & Phelps                                                     AA-             AA-             AA-
Preferred Stock -
     Moody's                                                            a2              a2              a2
     Standard and Poor's                                                 A               A               A
     Duff & Phelps                                                      A+              A+              A+
--------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                        307,077         300,257         291,196
Commercial                                                          46,370          44,589          43,196
Industrial                                                             257             267             278
Other                                                                  268             264             162
--------------------------------------------------------------------------------------------------------------
Total                                                              353,972         345,377         334,832
==============================================================================================================
Employees (year-end)                                                 1,328           1,328           1,384



SELECTED FINANCIAL AND OPERATING DATA
Gulf Power Company 1998 Annual Report


----------------------------------------------------------------------------------------------------------------------------
                                                                        1995            1994            1993           1992
----------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                   $619,077        $578,813        $583,142       $570,902
Net Income after Dividends
     on Preferred Stock (in thousands)                               $57,154         $55,229         $54,311        $54,090
Dividends on Common Stock (in thousands)                             $46,400         $44,000         $41,800        $39,900
Return on Average Common Equity (percent)                              13.27           13.15           13.29          13.62
Total Assets (in thousands)                                       $1,341,859      $1,315,542      $1,307,809     $1,062,699
Gross Property Additions (in thousands)                              $63,113         $78,869         $78,562        $64,671
----------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                 $436,242        $425,472        $414,196       $403,190
Preferred stock                                                       89,602          89,602          89,602         74,662
Preferred stock subject to mandatory redemption                            -               -           1,000          2,000
Trust preferred securities                                                 -               -               -              -
Long-term debt                                                       323,376         356,393         369,259        382,047
----------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                       $849,220        $871,467        $874,057       $861,899
----------------------------------------------------------------------------------------------------------------------------
Capitalization Ratios (percent):
Common stock equity                                                     51.4            48.8            47.4           46.8
Preferred stock                                                         10.5            10.3            10.4            8.9
Trust preferred securities                                                 -               -               -              -
Long-term debt                                                          38.1            40.9            42.2           44.3
----------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                          100.0           100.0           100.0          100.0
============================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                     -               -          75,000         25,000
Retired                                                                1,750          48,856          88,809        117,693
Preferred Stock (in thousands):
Issued                                                                     -               -          35,000         29,500
Retired                                                                1,000           1,000          21,060         15,500
----------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                              A1              A2              A2             A2
     Standard and Poor's                                                  A+               A               A              A
     Duff & Phelps                                                        A+              A+              A+              A
Preferred Stock -
     Moody's                                                              a2              a2              a2             a2
     Standard and Poor's                                                   A              A-              A-             A-
     Duff & Phelps                                                         A               A               A             A-
----------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                          283,421         280,859         274,194        267,591
Commercial                                                            41,281          40,398          39,253         37,105
Industrial                                                               278             283             274            270
Other                                                                    134             106              86             74
----------------------------------------------------------------------------------------------------------------------------
Total                                                                325,114         321,646         313,807        305,040
============================================================================================================================
Employees (year-end)                                                   1,501           1,540           1,565          1,613


                                      30A



SELECTED FINANCIAL AND OPERATING DATA
Gulf Power Company 1998 Annual Report


---------------------------------------------------------------------------------------------------------------------------
                                                                       1991            1990            1989           1988
---------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                  $565,207        $567,825        $527,821       $550,827
Net Income after Dividends
     on Preferred Stock (in thousands)                              $57,796         $38,714         $37,361        $45,698
Dividends on Common Stock (in thousands)                            $38,000         $37,000         $37,200        $35,400
Return on Average Common Equity (percent)                             15.17           10.51           10.32          13.41
Total Assets (in thousands)                                      $1,095,736      $1,084,579      $1,093,430     $1,097,225
Gross Property Additions (in thousands)                             $64,323         $62,462         $70,726        $67,042
---------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                $390,981        $371,185        $365,471       $358,310
Preferred stock                                                      55,162          55,162          55,162         55,162
Preferred stock subject to mandatory redemption                       7,500           9,250          11,000         12,750
Trust preferred securities                                                -               -               -              -
Long-term debt                                                      434,648         475,284         484,608        497,069
---------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                      $888,291        $910,881        $916,241       $923,291
---------------------------------------------------------------------------------------------------------------------------
Capitalization Ratios (percent):
Common stock equity                                                    44.0            40.8            39.9           38.8
Preferred stock                                                         7.1             7.1             7.2            7.4
Trust preferred securities                                                -               -               -              -
Long-term debt                                                         48.9            52.1            52.9           53.8
---------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                         100.0           100.0           100.0          100.0
===========================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                               50,000               -               -         35,000
Retired                                                              32,807           6,455           9,344          9,369
Preferred Stock (in thousands):
Issued                                                                    -               -               -              -
Retired                                                               2,500           1,750           1,250          1,750
---------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                             A2              A2              A1             A1
     Standard and Poor's                                                  A               A               A              A
     Duff & Phelps                                                        A               A             AA-              4
Preferred Stock -
     Moody's                                                             a2              a2              a1             a1
     Standard and Poor's                                                 A-              A-              A-             A-
     Duff & Phelps                                                       A-              A-              A+              5
---------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                         261,210         256,111         251,341        246,450
Commercial                                                           34,685          34,019          33,678         33,030
Industrial                                                              264             252             240            206
Other                                                                    72              67              67             61
---------------------------------------------------------------------------------------------------------------------------
Total                                                               296,231         290,449         285,326        279,747
===========================================================================================================================
Employees (year-end)                                                  1,598           1,615           1,614          1,601




                                      30B


SELECTED FINANCIAL AND OPERATING DATA  (continued)
Gulf Power Company 1998 Annual Report


----------------------------------------------------------------------------------------------------------------------------------
                                                                                          1998            1997            1996
----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                           $276,208        $277,609        $285,498
Commercial                                                                             160,960         164,435         164,181
Industrial                                                                              69,850          77,492          78,994
Other                                                                                    2,100           2,084           2,056
----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                           509,118         521,620         530,729
Sales for resale - non-affiliates                                                       61,893          63,697          63,201
Sales for resale - affiliates                                                           42,642          16,760          17,762
----------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                               613,653         602,077         611,692
Other revenues                                                                          36,865          23,779          22,673
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                 $650,518        $625,856        $634,365
==================================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                          4,437,558       4,119,492       4,159,924
Commercial                                                                           3,111,933       2,897,887       2,808,634
Industrial                                                                           1,833,575       1,903,050       1,808,086
Other                                                                                   18,952          18,101          17,815
----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                         9,402,018       8,938,530       8,794,459
Sales for resale - non-affiliates                                                    1,341,990       1,531,179       1,534,097
Sales for resale - affiliates                                                        1,758,150         848,135         709,647
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                               12,502,158      11,317,844      11,038,203
==================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                               6.22            6.74            6.86
Commercial                                                                                5.17            5.67            5.85
Industrial                                                                                3.81            4.07            4.37
Total retail                                                                              5.41            5.84            6.03
Sales for resale                                                                          3.37            3.38            3.61
Total sales                                                                               4.91            5.32            5.54
Average Annual Kilowatt-Hour Use Per Residential Customer                               14,577          13,894          14,457
Average Annual Revenue Per Residential Customer                                        $907.35         $936.30         $992.17
Plant Nameplate Capacity Ratings (year-end) (megawatts)                                  2,188           2,174           2,174
Maximum Peak-Hour Demand - Net of SEPA (megawatts):
Winter                                                                                   2,040           1,844           2,136
Summer                                                                                   2,146           2,032           1,961
Annual Load Factor (percent)                                                              55.3            55.5            51.4
Plant Availability - Fossil-Steam (percent)                                               87.6            91.0            91.8
----------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                      89.2            87.1            87.8
Oil and gas                                                                                2.0             0.4             0.5
Purchased power -
     From non-affiliates                                                                   5.5             3.5             2.7
     From affiliates                                                                       3.3             9.0             9.0
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                    100.0           100.0           100.0
==================================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                                     10,523          10,436          10,484
Cost of fuel per million BTU (cents)                                                    160.22          190.75          192.22
Average cost of fuel per net kilowatt-hour generated (cents)                              1.69            1.99            2.02
==================================================================================================================================



SELECTED FINANCIAL AND OPERATING DATA  (continued)
Gulf Power Company 1998 Annual Report


------------------------------------------------------------------------------------------------------------------------------
                                                                          1995            1994            1993           1992
------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                           $276,155        $252,598        $244,967       $235,296
Commercial                                                             159,260         146,394         137,308        133,071
Industrial                                                              81,606          82,169          87,526         91,320
Other                                                                    1,993           1,955           1,882          1,784
------------------------------------------------------------------------------------------------------------------------------
Total retail                                                           519,014         483,116         471,683        461,471
Sales for resale - non-affiliates                                       60,413          66,111          72,209         70,078
Sales for resale - affiliates                                           18,619          17,353          23,166         24,075
------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                               598,046         566,580         567,058        555,624
Other revenues                                                          21,031          12,233          16,084         15,278
------------------------------------------------------------------------------------------------------------------------------
Total                                                                 $619,077        $578,813        $583,142       $570,902
==============================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                          4,014,142       3,751,932       3,712,980      3,596,515
Commercial                                                           2,708,243       2,548,846       2,433,382      2,369,236
Industrial                                                           1,794,754       1,847,114       2,029,936      2,179,435
Other                                                                   17,345          17,354          16,944         16,649
------------------------------------------------------------------------------------------------------------------------------
Total retail                                                         8,534,484       8,165,246       8,193,242      8,161,835
Sales for resale - non-affiliates                                    1,396,474       1,418,977       1,460,105      1,430,908
Sales for resale - affiliates                                          759,341         874,050       1,029,787      1,208,771
------------------------------------------------------------------------------------------------------------------------------
Total                                                               10,690,299      10,458,273      10,683,134     10,801,514
==============================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                               6.88            6.73            6.60           6.54
Commercial                                                                5.88            5.74            5.64           5.62
Industrial                                                                4.55            4.45            4.31           4.19
Total retail                                                              6.08            5.92            5.76           5.65
Sales for resale                                                          3.67            3.64            3.83           3.57
Total sales                                                               5.59            5.42            5.31           5.14
Average Annual Kilowatt-Hour Use Per Residential Customer               14,148          13,486          13,671         13,553
Average Annual Revenue Per Residential Customer                        $973.35         $907.92         $901.96        $886.66
Plant Nameplate Capacity Ratings (year-end) (megawatts)                  2,174           2,174           2,174          2,174
Maximum Peak-Hour Demand - Net of SEPA (megawatts):
Winter                                                                   1,732           1,801           1,571          1,533
Summer                                                                   2,040           1,795           1,898          1,828
Annual Load Factor (percent)                                              53.0            56.7            54.5           55.0
Plant Availability - Fossil-Steam (percent)                               84.0            92.2            88.9           91.2
------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                      86.8            87.2            84.5           87.7
Oil and gas                                                                0.4             0.2             0.5            0.1
Purchased power -
     From non-affiliates                                                   4.0             2.8             1.5            0.8
     From affiliates                                                       8.8             9.8            13.5           11.4
------------------------------------------------------------------------------------------------------------------------------
Total                                                                    100.0           100.0           100.0          100.0
==============================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                     10,609          10,614          10,390         10,347
Cost of fuel per million BTU (cents)                                    196.62          189.55          197.37         200.30
Average cost of fuel per net kilowatt-hour generated (cents)              2.09            2.01            2.05           2.07
==============================================================================================================================



                                      32A


SELECTED FINANCIAL AND OPERATING DATA  (continued)
Gulf Power Company 1998 Annual Report


---------------------------------------------------------------------------------------------------------------------------
                                                                       1991            1990            1989           1988
---------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                        $231,220        $217,843        $203,781       $184,036
Commercial                                                          130,691         124,066         118,897        107,615
Industrial                                                           92,300          91,041          84,671         72,634
Other                                                                 1,860           1,805           1,586          1,402
---------------------------------------------------------------------------------------------------------------------------
Total retail                                                        456,071         434,755         408,935        365,687
Sales for resale - non-affiliates                                    69,636          73,855          67,554        117,466
Sales for resale - affiliates                                        29,343          38,563          39,244         48,277
---------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                            555,050         547,173         515,733        531,430
Other revenues                                                       10,157          20,652          12,088         19,397
---------------------------------------------------------------------------------------------------------------------------
Total                                                              $565,207        $567,825        $527,821       $550,827
===========================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                       3,455,100       3,360,838       3,293,750      3,154,541
Commercial                                                        2,272,690       2,217,568       2,169,497      2,088,598
Industrial                                                        2,117,408       2,177,872       2,094,670      1,968,091
Other                                                                17,118          18,866          17,209         16,257
---------------------------------------------------------------------------------------------------------------------------
Total retail                                                      7,862,316       7,775,144       7,575,126      7,227,487
Sales for resale - non-affiliates                                 1,550,018       1,775,703       1,640,355      1,911,759
Sales for resale - affiliates                                     1,236,223       1,435,558       1,461,036      2,326,238
---------------------------------------------------------------------------------------------------------------------------
Total                                                            10,648,557      10,986,405      10,676,517     11,465,484
===========================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                            6.69            6.48            6.19           5.83
Commercial                                                             5.75            5.59            5.48           5.15
Industrial                                                             4.36            4.18            4.04           3.69
Total retail                                                           5.80            5.59            5.40           5.06
Sales for resale                                                       3.55            3.50            3.44           3.91
Total sales                                                            5.21            4.98            4.83           4.64
Average Annual Kilowatt-Hour Use Per Residential Customer            13,320          13,173          13,173         12,883
Average Annual Revenue Per Residential Customer                     $891.38         $853.86         $815.00        $751.60
Plant Nameplate Capacity Ratings (year-end) (megawatts)               2,174           2,174           2,174          2,174
Maximum Peak-Hour Demand - Net of SEPA (megawatts):
Winter                                                                1,418           1,310           1,814          1,395
Summer                                                                1,740           1,778           1,691          1,613
Annual Load Factor (percent)                                           57.0            55.2            52.6           56.5
Plant Availability - Fossil-Steam (percent)                            92.2            89.2            89.1           88.2
---------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                   82.0            69.8            78.3           93.2
Oil and gas                                                             0.1             0.5             0.2            0.4
Purchased power -
     From non-affiliates                                                0.5             0.6             0.4            0.4
     From affiliates                                                   17.4            29.1            21.1            6.0
---------------------------------------------------------------------------------------------------------------------------
Total                                                                 100.0           100.0           100.0          100.0
===========================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                  10,636          10,765          10,621         10,461
Cost of fuel per million BTU (cents)                                 203.60          206.06          193.70         178.00
Average cost of fuel per net kilowatt-hour generated (cents)           2.17            2.22            2.06           1.86
===========================================================================================================================


                                      32B